                                                                     EXHIBIT 5.1

                                KIRKLAND & ELLIS
                PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

                            200 East Randolph Drive
                            Chicago, Illinois  60601

To Call Writer Direct:           312 861-2000                         Facsimile:
312 861-2000                                                        312 861-2200


                                 May 26, 1999


Avalon Cable of Michigan LLC,
Avalon Cable of New England LLC,
Avalon Cable Finance, Inc.,
Avalon Cable of Michigan, Inc.
800 Third Street
Suite 3100
New York, NY 10022

          Re:  Avalon Cable of Michigan LLC,
               Avalon Cable of New England LLC,
               Avalon Cable Finance, Inc., and
               Avalon Cable of Michigan, Inc.
               Registration Statement on Form S-4
               Registration No. 333-75453
               ----------------------------------

Ladies and Gentlemen:

     We are issuing this opinion letter in our capacity as special legal counsel to Avalon Cable of Michigan LLC, a Delaware limited liability company ("Avalon Michigan LLC"), Avalon Cable of New England LLC, a Delaware limited liability company ("Avalon New England"), and Avalon Cable Finance, Inc., a Delaware corporation ("Avalon Finance" and, collectively with Avalon Michigan LLC and Avalon New England, the "Issuers") and Avalon Cable of Michigan, Inc., a Pennsylvania corporation ("Avalon Michigan" or the "Guarantor" and, together with the Issuers, the "Registrants"), in connection with the proposed registration by the Issuers of up to $150,000,000 in aggregate principal amount of the Issuers' 9 3/8% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 (Registration No. 333-75453) originally filed with the Securities and Exchange Commission (the "Commission") on March 31, 1999, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The obligations of Avalon Michigan LLC under the Exchange Notes will be guaranteed by the Guarantor (the "Guarantee"). The Exchange Notes are to be issued pursuant to the Indenture (as supplemented,

                               KIRKLAND & ELLIS

May 26, 1999
Page 2

the "Indenture"), dated as of December 10, 1998, among Avalon Michigan, Avalon New England and Avalon Finance, as issuers, and The Bank of New York, as trustee, as supplemented by the Supplemental Indenture (the "Supplemental Indenture"), dated as of March 26, 1999, among Avalon Michigan LLC, Avalon New England and Avalon Finance, as issuers, Avalon Michigan, as guarantor, and The Bank of New York, as trustee. The Guarantee is to be issued pursuant to the Supplemental Indenture. The Exchange Notes and the Guarantee are to be issued in exchange for and in replacement of the Issuers' outstanding 9 3/8% Senior Discount Notes due 2008 (the "Old Notes"), of which $150,000,000 in aggregate principal amount is outstanding.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Certificate of Incorporation and By-Laws or limited liability company agreement, as applicable, of the Registrants, (ii) minutes and records of the corporate or limited liability company proceedings of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Registration Statement, and (iv) the Registration Rights Agreement, dated December 10, 1998, among Avalon Michigan, Avalon New England, Avalon Finance, Lehman Brothers Inc., Prudential Securities Incorporated, BancBoston Robertson Stephens Inc., Fleet Securities, Inc. and SG Cowen Securities Corporation.

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others. In rendering the opinion below regarding Avalon Michigan, we have relied on the opinion of Kirkpatrick & Lockhart LLP, which is filed as Exhibit 99.4 to the Registration Statement.

     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting

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May 26, 1999
Page 3

the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware case law decided thereunder, the Limited Liability Company Act of the State of Delaware and the federal laws of the United States of America.

     Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and
(iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes, the Exchange Notes and the Guarantees will be validly issued and binding obligations of the Registrants.

     We hereby consent to the filing of this opinion with the commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                                Sincerely,



                                                Kirkland & Ellis